MedaSorb Technologies Corporation 7 Deer Park Drive, Suite K Monmouth Junction, New Jersey 08852 732-329-8885 tel 732-329-8650 fax

January 8, 2009

Dear Al,

MedaSorb Technologies Corporation and its wholly-owned subsidiary, CytoSorbents, Inc and its Board of Directors are pleased to offer you the title of Chairman of the Board of MedaSorb Technologies Corporation for a two-year term beginning on January 7, 2009 and ending January 7, 2011.

Your role as Chairman is to:
•	Preside over Board of Director meetings as appropriate
•	Provide guidance on critical business issues facing the Company
•	Ensure proper governance as is typical for a public company
•	Provide counsel and advice to the Company and CEO
•	Participate in at least one committee role (audit, compensation, etc)
•	Facilitate business development discussions with strategic partners with your prior contacts and relationships

You also agree to enter into a non-disclosure agreement with the Company in a form reasonably similar to the one attached hereto.

For the term of this agreement, you will be compensated at the rate of $20,000 per year, paid in equal payments at the end of each fiscal quarter.  You will also receive a 10-year option grant to purchase 200,000 shares of common stock in the first year and receive a 10-year option grant to purchase 100,000 shares at the beginning of calendar year 2010 that are fully vested at the time of the grant.  The first year options grant will be priced with an exercise price equal to the daily volume weighted average closing price of the Common Stock for the five (5) trading days immediately prior to the date hereof of $0.084 per share. and the exercise price of the option grant for 2010 shall be based on the closing price of the first trading day of the calendar year.

Should you be unable to carry out your duties as Chairman, as determined by the Board of Directors, this agreement shall cease.

We look forward to a productive relationship.

Sincerely,

Phillip Chan, MD, PhD
Interim CEO – MedaSorb Technologies Corporation and CytoSorbents, Inc.

Accepted and agreed to by:

Al Kraus	Date	Phillip Chan, MD, PhD	Date
Interim CEO – MedaSorb Technologies Corporation and CytoSorbents, Inc.